SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Goldman Sachs Trust II

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

200 West Street

New York, New York 10282

September 21, 2015

Dear Shareholder,

Goldman Sachs Asset Management, L.P. (“GSAM” or the “Investment Adviser”), the investment adviser of Goldman Sachs Multi-Manager Alternatives Fund (the “Fund”), selects investment managers (“Underlying Managers”) for the Fund, a series of Goldman Sachs Trust II (the “Trust”), subject to approval of the board of trustees of the Trust (the “Board”). We are pleased to inform you that, at the recommendation of GSAM, the Board has appointed Atreaus Capital, LP (“Atreaus”) to serve as a new, additional Underlying Manager to the Fund. The Board approved the sub-advisory agreement between GSAM and Atreaus (the “Sub-advisory Agreement”) on August 5, 2015. On the same date, the Board appointed Atreaus to serve as an Underlying Manager of a wholly-owned subsidiary of the Fund organized under the laws of the Cayman Islands (the “Subsidiary”). Ares Capital Management II LLC, Brigade Capital Management, LP, Corsair Capital Management, L.P., First Pacific Advisors, LLC, Graham Capital Management, L.P., Halcyon Liquid Strategies IC Management LP (until on or before October 20, 2015), Lateef Investment Management L.P., Polaris Capital Management, LLC and Sirios Capital Management, L.P. continue to serve as the Fund’s other Underlying Managers. Each Underlying Manager is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by GSAM and overseen by the Board, with each Underlying Manager employing different investment strategies.

Please note that this appointment does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

GOLDMAN SACHS MULTI-MANAGER ALTERNATIVES FUND

Background

In connection with its duties as the investment adviser for the Fund, GSAM reviews and evaluates the Fund’s Underlying Managers on an ongoing basis. At a meeting held on August 5, 2015 and pursuant to GSAM’s recommendation, the Board approved Atreaus as a new Underlying Manager for the Fund and approved the Sub-advisory Agreement.

The Board determined to initially approve the Sub-advisory Agreement after a thorough analysis of the proposed services to be provided by Atreaus. The material factors considered by the Board in approving the Sub-advisory Agreement are set forth below under “Goldman Sachs Multi-Manager Alternatives Fund—Trustees’ Considerations.”

Investment Strategies of Atreaus

GSAM has allocated a portion of the Fund’s assets employing a “Tactical Trading” strategy to Atreaus. Tactical Trading strategies seek to produce total return by long and short investing across global fixed income, currency, equity, and commodity markets. Tactical Trading managers may employ various investment styles of which the two major strategies are macro and managed futures. Tactical Trading managers that employ a global macro style may select their investments based upon fundamental, technical and/or trend following or other analysis. Tactical Trading managers that employ a managed futures style may use quantitative modeling techniques (for example, determining an asset’s value based upon an analysis of price history, price momentum, and the asset’s value relative to that of other assets, among other factors). Tactical Trading managers typically have no structural bias to be long, short, or neutral but at any given time may have significant long or short exposures in a particular market or asset class. Atreaus also employs a Tactical Trading strategy with respect to the Subsidiary’s assets.

Atreaus focuses on a discretionary macro strategy with an emphasis on foreign exchange and commodities.

New Sub-advisory Agreement

Under the Sub-advisory Agreement, subject to the supervision and oversight of GSAM, Atreaus, with respect to those assets that GSAM allocates to it for management (the “Allocated Assets”), provides the Fund with investment research, advice and supervision and furnishes a continuous investment program for, and manages the investment and reinvestment of, the Allocated Assets. Atreaus determines in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Fund within the parameters of the investment approach, policies, restrictions and guidelines applicable to the Allocated Assets as provided by GSAM, the provisions of the Sub-advisory Agreement, all applicable laws, rules and regulations and the Fund’s registration statement on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”).

Under the Sub-advisory Agreement, Atreaus pays for all expenses incurred by it in connection with its services to the Allocated Assets. As compensation for its services, Atreaus is entitled to receive fees from GSAM (not the Fund) each calendar quarter based on an annual percentage of the average daily net assets of the Allocated Assets. Atreaus has contractually agreed to waive the fee it receives from GSAM in connection with its management of the Fund in an amount equal to the fee it receives from GSAM in connection with its management of the Subsidiary.

The Sub-advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by the vote or a majority of those Trustees of the Trust who are not parties to the Sub-advisory Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by either the vote of (A) the Board or (B) a majority of the outstanding voting securities for the Fund (within the meaning of the 1940 Act).

The Sub-advisory Agreement provides for termination, without payment of any penalty, (i) by vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the Fund; (ii) by GSAM on 60 days’ prior written notice to Atreaus (or immediately in the event of a material breach by Atreaus), or (iii) by Atreaus on not less than 90 days’ prior written notice to GSAM and the Trust. Notwithstanding the above, Atreaus may not terminate the Sub-advisory Agreement during the 12-month period immediately following the effective date. The Sub-advisory Agreement shall automatically terminate in the event of its assignment or change of control of Atreaus or the assignment of the Fund’s management agreement with GSAM. The Sub-advisory Agreement shall also terminate in the event that the Fund’s management agreement with GSAM is terminated.

As described below under “Additional Information—SEC Exemptive Order,” GSAM has received an exemptive order from the U.S. Securities and Exchange Commission (“SEC”) enabling it to enter into an investment sub-advisory agreement with an Underlying Manager that has not been approved by a vote of the majority of the outstanding voting securities of the Fund if certain conditions are met.

Trustees’ Considerations

The Fund is an investment portfolio of the Trust that commenced investment operations on April 30, 2013. The Fund employs a “manager of managers” structure, whereby the Investment Adviser is responsible for selecting Underlying Managers (subject to Board approval), allocating the Fund’s assets among them, and overseeing their day-to-day management of Fund assets. Upon the recommendation of the Investment Adviser, at a meeting held on August 5, 2015 (the “Meeting”) the Trustees, including all of the Trustees present who are not parties to the Fund’s investment management agreement or any sub-advisory agreement or “interested persons” (as defined in the 1940 Act) of any party thereto (the “Independent Trustees”) approved the Sub-Advisory Agreement between the Investment Adviser and Atreaus.

In connection with the Meeting, the Trustees received written materials and oral presentations on the topics covered, and were advised by their independent legal counsel. In addition, Atreaus provided information in response to a request from the Investment Adviser.

Nature, Extent and Quality of the Services Provided Under the Sub-Advisory Agreement and Performance

In evaluating the Sub-advisory Agreement at the Meeting, the Trustees relied upon information provided by the Investment Adviser and Lazard. In evaluating the nature, extent and quality of services to be provided by Atreaus, the Trustees considered information on the services provided to the Fund by Atreaus, including information about Atreaus’ (a) personnel and compensation structure; (b) track record in managing accounts with investment strategies similar to those to be employed on behalf of the Fund; (c) policies and procedures in place to address potential conflicts of interest; and (d) compliance program. In this regard, they considered assessments provided by the Investment Adviser of Atreaus, Atreaus’ investment strategies and personnel and its compliance program. The Trustees considered that Atreaus currently manages other assets for the Investment Adviser’s clients. They reviewed performance information for an unregistered fund managed by Atreaus with an investment objective and strategies similar to those to be used in managing its respective sleeve of the Fund (the “Unregistered Fund”). They noted that, because Atreaus had not previously provided services to the, there was no performance information to evaluate with respect to the Fund.

Costs of Services to be Provided

The Trustees reviewed the terms of the Sub-Advisory Agreement and the proposed fee schedule for Atreaus, including breakpoints. They also considered the fees that Atreaus charges to the Unregistered Fund. They noted

that the compensation paid to Atreaus would be paid by the Investment Adviser, not by the Fund. They also noted that the terms of the Sub-Advisory Agreement were the result of arms’ length negotiations between the Investment Adviser and Atreaus. The Trustees reviewed the anticipated blended average of all sub-advisory fees to be paid by the Investment Adviser and how it would change upon hiring Atreaus. They also considered this information in light of the overall management fee to be paid by the Fund.

In connection with their consideration of the Sub-Advisory Agreement at the Meeting, the Trustees gave weight to various factors, but did not identify any particular factor as controlling their decision. After deliberation and consideration of the information provided, the Independent Trustees unanimously concluded that Atreaus’ management of a sleeve of the Fund would likely benefit the Fund and its shareholders and that the Sub-Advisory Agreement should be approved for a period of two years.

Additional Information

SEC Exemptive Order

On May 29, 2013, GSAM and the Trust received an exemptive order (“Order”) from the SEC exempting them from certain provisions of the 1940 Act. Specifically, the Order permits the Trust and GSAM, so long as certain conditions are satisfied, to enter into and materially amend an investment sub-advisory agreement with an Underlying Manager without shareholder approval. The Order generally requires that shareholders of the Fund be notified of an investment sub-advisory agreement that has been entered into within 90 days of the hiring of the Underlying Manager, and that the Fund make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional Information About GSAM and the Fund’s Other Service Providers

GSAM, a Delaware limited partnership registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is the Fund’s investment adviser. GSAM is a wholly-owned subsidiary of The Goldman Sachs Group, Inc., a public company that is a bank holding company, financial holding company and a world-wide, full-service financial services organization. The Goldman Sachs Group, Inc. is the general partner and principal owner of GSAM. GSAM’s and The Goldman Sachs Group Inc.’s current business address is 200 West Street, New York, NY 10282. As of June 30, 2015, GSAM, including its investment advisory affiliates, had approximately $1.02 trillion in assets under supervision.

Goldman, Sachs & Co., an affiliate of GSAM, located at 200 West Street, New York, New York 10282, serves as the exclusive distributor of shares of the Fund.

State Street Bank and Trust Company, located at One Lincoln Street, Boston, Massachusetts 02111, serves as the Fund’s custodian and administrator.

Additional Information About Atreaus

Atreaus is registered as an investment adviser with the SEC and as a Commodity Pool Operator and Commodity Trading Advisor with the Commodity Futures Trading Commission, is a member of the National Futures Association, and is located at 599 Lexington Avenue, New York, New York 10022. The firm has approximately $740 million of assets under management as of July 1, 2015. The general partner of Atreaus Capital, LP is Atreaus Capital GP, LLC. Atreaus Capital GP, LLC is also the general partner of Atreaus Capital Holdings, LP, which is the limited partner of Atreaus Capital, LP. The managing members of Atreaus Capital GP, LLC are Todd Edgar together with Peter Buschmann, Sinan Gumusdis, Dmitri Shklovsky and Andrew Downes.

The principal executive officers and portfolio managers of Atreaus, as of the date of this document, are set forth below. The business address of each person is 599 Lexington Avenue, New York, New York 10022.

Name and Address	Position with Atreaus [1]
Todd Edgar	Chief Investment Officer
Andrew Downes	Chief Compliance Officer, Chief Operating Officer and Chief Risk Officer
Constantine Coutsouros	Chief Financial Officer
Peter Buschmann	Portfolio Manager
Sinan Gumusdis	Portfolio Manager
Dmitri Shklovsky	Portfolio Manager

[1]	None of the principal executive officers of Atreaus listed above have other principal employment other than his or her respective position(s) with Atreaus and its affiliated managers.

GSAM’s Alternative Investments & Manager Selection (“AIMS”) Group, through its Hedge Fund Seeding Strategy (“Seed Fund”), invested its clients’ capital, together with a small amount of proprietary capital, in Atreaus’ first hedge fund in 2012 (this capital was redeemed in the ordinary course in 2015). As consideration for this seed investment, the Seed Fund has a contractual right to a share of Atreaus’ revenues (i.e., management and performance fees), except for fees derived from investments in Atreaus funds made by clients of the AIMS Group (e.g., the Seed Fund will not share in Atreaus’ sub-advisory fees earned from managing assets of the Fund). Atreaus is not an affiliated person of the Investment Adviser. However, an affiliated person of the Investment Adviser receives fees from the Seed Fund based, in part, on the Seed Fund’s performance.

Reports to Shareholders

The Fund’s annual and semi-annual reports are available free upon request. Shareholders may obtain a copy of either report by writing to Goldman, Sachs & Co., P.O. Box 219711, Kansas City, MO 64121 or by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders). You may also access and download these reports at the Fund’s website: www.GSAMFUNDS.com.

If you have any questions, please contact your investment professional or authorized dealer.

September 21, 2015

200 West Street

New York, New York 10282

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

200 West Street

New York, New York 10282

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

September 21, 2015

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to Goldman Sachs Multi-Manager Alternatives Fund (the “Fund”), a series of Goldman Sachs Trust II (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

Goldman Sachs Asset Management, L.P. (“GSAM”), the investment adviser of the Fund, selects investment managers (“Underlying Managers”) for the Fund subject to approval of the board of trustees (the “Board”) of the Trust. We are pleased to inform you that, at the recommendation of GSAM, the Board has appointed Atreaus Capital, LP (“Atreaus”) to serve as a new, additional Underlying Manager to the Fund. The Board approved the sub-advisory agreement between GSAM and Atreaus (the “Sub-advisory Agreement”) on August 5, 2015. On the same date, the Board appointed Atreaus to serve as an Underlying Manager of a wholly-owned subsidiary of the Fund organized under the laws of the Cayman Islands (the “Subsidiary”). Ares Capital Management II LLC, Brigade Capital Management, LP, Corsair Capital Management, L.P., First Pacific Advisors, LLC, Graham Capital Management, L.P., Halcyon Liquid Strategies IC Management LP (until on or before October 20, 2015), Lateef Investment Management L.P., Polaris Capital Management, LLC and Sirios Capital Management, L.P. continue to serve as the Fund’s other Underlying Managers. Each Underlying Manager is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by GSAM and overseen by the Board, with each Underlying Manager employing different investment strategies. Additional information about GSAM, Atreaus, the Sub-advisory Agreement, and the Board’s approval of this Sub-advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by GSAM and the Trust from the Securities and Exchange Commission, the hiring of Atreaus on the Fund’s behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about October 5, 2015. The full Information Statement will be available for printing on the Fund’s website at www.gsamfunds.com until at least 90 days from the date of this Notice and the Information Statement. To access the full Information Statement, navigate to the Goldman Sachs Multi-Manager Alternatives Fund website through the search function at www.gsamfunds.com; a hyperlink to the full Information Statement is located under the “Fund Resources” heading, where the full Information Statement is available to view and print. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one. If you have any questions about this Notice, please contact your financial advisor (if applicable) or contact the Fund at the appropriate phone number provided above.

Please Note: If (i) you are a member of a household in which multiple shareholders of the Fund share the same address, (ii) your shares are held in “street name” and (iii) your broker or bank has received consent to household material, then your broker or bank may have sent to your household only one copy of this Notice of Internet Availability of Information Statement unless your broker or bank previously received contrary instructions from a shareholder in your household. If you are part of a household that has received only one copy of this Notice of

1

Internet Availability of Information Statement, the Fund will deliver promptly a separate copy of this Notice of Internet Availability of Information Statement to you upon written or oral request. To receive a separate copy of this Notice of Internet Availability of Information Statement, please contact the Fund by calling toll free 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders) or by writing Goldman Sachs Funds, P.O. Box 219711, Kansas City, MO 64121. If your shares are held with certain banks, trust companies, brokers, dealers, investment advisers and other financial intermediaries (each, an “Authorized Institution”) and you would like to receive a separate copy of future notices of internet availability of information statements, prospectuses or annual reports or you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact your Authorized Institution.

MMALTISDOC 09-15

2